Exhibit 99.1

LBI Media Reports Third Quarter 2005 Results

Third Quarter Net Revenues Increase 7%

Burbank, CA – November 14, 2005 – LBI Media, Inc. (the “Company”) announced its financial results today for the third quarter and nine months ended September 30, 2005.

Results for the Quarter Ended September 30, 2005

For the quarter ended September 30, 2005, net revenues increased 7% to $25.8 million from $24.2 million for the same quarter last year. This increase was primarily attributable to revenue growth from our radio stations in the Los Angeles and Houston markets. Operating expenses (excluding depreciation, impairment of broadcast license and noncash employee compensation) increased 6% to $13.0 million in the third quarter of 2005 versus $12.3 million in the third quarter of 2004. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming, increased promotion, increased music license fees and additional sales salaries and commissions associated with the growth in our revenue base. As a result, third quarter 2005 Adjusted EBITDA1 increased 8% to $12.9 million from $11.9 million for the same quarter last year.

The Company recognized net income of $0.5 million for the quarter, compared to $3.4 million for the same period of 2004, representing an 86% decrease.

Radio division net revenues increased 13% to $13.6 million from $12.1 million for the same quarter last year. The increase in revenue can be attributed to revenue growth across all of our markets. Operating expenses (excluding depreciation and noncash employee compensation) decreased 2% to $5.6 million from $5.7 million for the same quarter last year. The decrease in operating expenses can be primarily attributed to a decrease in promotion expenses. Operating income increased 89% to $7.9 million from $4.2 million for the same quarter of 2004 largely due to revenue growth and a decrease in noncash employee compensation. Adjusted EBITDA increased 26% to $8.1 million from $6.4 million for the third quarter of 2004.

Television division net revenues increased 1% to $12.2 million for the quarter ended September 30, 2005 from $12.1 million for the same quarter last year. This increase was due to growth at our Texas television stations, partially offset by weakness at our California television stations. Operating expenses (excluding depreciation, impairment of broadcast license and noncash employee compensation) increased 13% to $7.4 million from $6.6 million for the same quarter last year. This growth in operating expenses can be primarily attributed to the additional expenses associated with our production of new television programming, and incremental expenses related to our new television station in the Dallas-Fort Worth market which began operations in January 2004, and higher music license fees. Operating income (loss) decreased 129% to ($1.4) million from $4.7 million for the same quarter last year largely due to a $5.2 million noncash impairment charge to one of our broadcast licenses. Adjusted EBITDA decreased 14% to $4.8 million from $5.5 million for the same quarter last year.

Results for the Nine Months Ended September 30, 2005

For the nine months ended September 30, 2005 net revenues increased 7% to $72.8 million from $68.4 million for the same period last year. This increase was primarily attributable to revenue growth from our radio stations in the Los Angeles and Houston markets as well as our Dallas television station. For the

(1) The Company defines Adjusted EBITDA as net income plus income tax expense, (loss) gain on sale of property and equipment, net interest expense, depreciation, impairment of broadcast license and noncash employee compensation. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

nine months ended September 30, 2005 operating expenses (excluding depreciation, impairment of broadcast license and noncash employee compensation) increased 10% to $37.6 million versus $34.3 million for the nine months ended September 30, 2004. The increase in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming, increased promotional expenses and additional sales salaries and commissions associated with the growth in our revenue base. In addition, our operating expenses for the current period were increased by $285,000 as a result of expenses associated with our parent’s initial public offering. For the nine months ended September 30, 2005, Adjusted EBITDA increased 3% to $35.1 million from $34.0 million for the same nine month period last year.

The Company recognized net income of $8.7 million for the nine months ended September 30, 2005 compared to $11.9 million for the same period of 2004, representing a 27% decrease.

Radio division net revenues increased 14% to $37.5 million from $32.8 million for the nine months ended September 30, 2005 due to growth across all of our markets. Operating expenses (excluding depreciation and noncash employee compensation) increased 2% to $15.9 million from $15.7 million for the same period last year. Operating income increased 58% to $20.6 million from $13.0 million for the same period last year primarily due to the increase in revenues and a decrease in noncash compensation. Adjusted EBITDA increased 25% to $21.5 million from $17.1 million for the nine months ended September 30, 2005.

Television division net revenues decreased 1% to $35.3 million for the nine months ended September 30, 2005 from $35.6 million for the same nine month period last year. Operating expenses (excluding depreciation, impairment of broadcast license and noncash employee compensation) increased 16% to $21.7 million from $18.7 million for the same period last year. This growth in operating expenses can be primarily attributed to the additional expenses associated with our production of new television programming, and incremental expenses related to our new television station in the Dallas-Fort Worth market which began operations in January 2004, and higher music license fees. Operating income decreased 61% to $5.7 million from $14.6 million for the same period last year largely due to a $5.2 million noncash impairment charge to one of our broadcast licenses. Adjusted EBITDA for the nine months ended September 30, 2005 decreased 19% to $13.6 million from $16.9 million for the same nine month period last year.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President, said, “We are pleased with the revenue and EBITDA growth rates achieved at our radio stations so far in 2005. Our radio performance is industry leading. We are also optimistic that the ratings performance we have achieved at our television stations with our new internally produced programming will soon translate into increased revenues.”

Third Quarter 2005 Conference Call

The Company will host a conference call to discuss its financial results for the third quarter of 2005 on Monday, November 14, 2005 at 5:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 946-0712 five minutes prior to the scheduled start time of the call and asking for the “LBI Media Third Quarter 2005 Results Conference Call.” The conference call will be recorded and made available for replay through Thursday, November 17, 2005. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 1827654.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
INCOME STATEMENT

Net revenues	$25,838	$24,217	$72,780	$68,360

Operating expenses
Program and technical	4,592	4,489	13,155	11,995
Promotional	518	508	1,477	1,319
Selling, general and administrative	7,828	7,272	22,721	21,008
Noncash employee compensation	(351)	1,696	(844)	2,582
Depreciation	1,538	1,391	4,509	3,830
Impairment of broadcast license	5,150	—	5,150	—
Offering expenses	38	—	285	—

Total operating expenses	19,313	15,356	46,453	40,734

Operating income	6,525	8,861	26,327	27,626
Interest expense	(6,102)	(5,448)	(17,754)	(15,644)
Interest and other income	36	20	102	111
Gain on sale short term investment	13	—	13	—
Gain (Loss) on sale of property & equipment	(3)	—	(3)	2

Income before income taxes	469	3,433	8,685	12,095
Provision for income taxes	(12)	(81)	(27)	(204)

Net Income	$457	$3,352	$8,658	$11,891

Results of Operations (continued):

The following is a reconciliation of net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA for the Company:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$2,559	$1,476	$12,756	$14,741
Add:
Gain on sale of investments	—	—	—	48
Income tax expense	12	81	27	204
Interest expense, net	6,065	5,428	17,652	15,533
Less:
Amortization of deferred financing costs	(199)	(187)	(597)	(500)
Offering Costs	—	—	(247)	—
Provision for doubtful accounts	(281)	(259)	(726)	(717)
Changes in operating assets and liabilities:
Accounts receivable	1,131	309	3,013	202
Program rights	(223)	33	(376)	(428)
Amounts due from related parties	201	36	(438)	226
Prepaid expenses and other current assets	(54)	(124)	(371)	(284)
Employee advances	230	88	224	116
Accounts Payable and accrued expenses	(427)	1,809	770	1,185
Accrued expenses	3,816	3,148	3,665	3,340
Program rights payable	—	29	—	36
Amounts due to related parties	—	—	—	189
Deferred state income tax payable	—	(38)	—	(106)
Other assets and liabilities	32	118	(210)	252

Adjusted EBITDA	$12,862	$11,947	$35,142	$34,037

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Radio division operating income	$7,882	$4,173	$20,622	$13,024
Depreciation	580	560	1,740	1,551
Noncash employee compensation	(351)	1,696	(844)	2,582

Radio division Adjusted EBITDA	$8,111	$6,429	$21,518	$17,157

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the Company’s television division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Television division operating income (loss)	$(1,357)	$4,688	$5,705	$14,602
Depreciation	958	830	2,769	2,279
Impairment of broadcast license	5,150	—	5,150	—
Noncash employee compensation	—	—	—	—

Television division Adjusted EBITDA	$4,751	$5,518	$13,624	$16,881